Exhibit 99.1

FOR IMMEDIATE RELEASE

KMG CHEMICALS REPORTS FISCAL 2012 FIRST QUARTER FINANCIAL RESULTS

Q1 FY 2012 Overview

•	Net sales rose 18% to $73.3 million from $62.1 million in Q1 FY 2011

•	Operating income up 17.1% to $6.5 million from $5.6 million in Q1 FY 2011

•	Net income of $3.5 million, or $0.31 per diluted share, consistent with Q1 FY 2011

•	At October 31, 2011:

•	Cash and cash equivalents totaled $5.1 million

•	Working capital was $51.8 million

HOUSTON, TX – December 9, 2011 – KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced financial results for the fiscal 2012 first quarter ended October 31, 2011.

Consolidated Overview

Net sales in the fiscal 2012 first quarter increased 18% to $73.3 million from $62.1 million in the first quarter of fiscal 2011. Operating income rose 17.1% to $6.5 million from $5.6 million in last year’s fiscal first quarter. KMG recorded net income of $3.5 million, or $0.31 per diluted share, for the first quarter of fiscal 2012, which was consistent with the first fiscal quarter of last year. Net income in the prior year first quarter was favorably impacted by a $410,000 reduction in income tax expense associated with the reversal of a portion of a valuation allowance related to our Italian subsidiary.

Neal Butler, President and CEO of KMG, commented, “As we have previously discussed, barring any substantial economic downturn we remain confident in our ability to generate significantly improved results in fiscal 2012 as compared to fiscal 2011. We believe that our operating income for the first three months of the new fiscal year supports that belief. Each of our three segments reported quarter-over-quarter sales increases. The positive impact of our Electronic Chemicals plant consolidation began to manifest itself in the fiscal 2012 first quarter, as segment operating profits rebounded to their highest levels since the first quarter of fiscal 2011. We ended the quarter in a strong financial position, with $5.1 million in cash, an improved debt profile, and net cash from operating activities of $13.6 million.”

Business Unit Overview and Trends

KMG previously had four reportable segments: electronic chemicals, penta, creosote, and animal health. The Company re-evaluated the criteria used to determine operating segments, and has concluded that its two wood treating product segments met the criteria of a single operating segment. Effective August 1, 2011, KMG’s reportable segments were revised to reflect a change from four to three reportable segments: electronic chemicals, wood treating chemicals, and animal health. Prior period information has been reclassified to conform to the current period presentation.

Net Sales & Operating Income (Loss) by Segment ($ in thousands; includes effects of rounding)

Segment Net Sales

	September 30,	September 30,	September 30,	September 30,
	For the three months ended
	October 31, 2011 (Unaudited)		October 31, 2010 (Unaudited)
		% of		% of
		Total		Total
Segment	Net Sales	Net Sales	Net Sales	Net Sales

Electronic Chemicals	$38,378	52.4%	$36,793	59.2%
Wood Treating Chemicals	33,161	45.2%	24,160	38.9%
Animal Health	1,768	2.4%	1,151	1.9%

Total	$73,307	100.0%	$62,104	100.0%

Segment Operating Income (Loss)

	September 30,	September 30,	September 30,	September 30,
	For the three months ended
	October 31, 2011 (Unaudited)		October 31, 2010 (Unaudited)
		% of		% of
	Operating	Segment	Operating	Segment
Segment	Income (loss)	Net Sales	Income (loss)	Net Sales

Electronic Chemicals	$2,663	6.9%	$3,025	8.2%
Wood Treating Chemicals	5,221	15.7%	3,829	15.8%
Animal Health	(592)	—	(397)	—

Electronic Chemicals

Net sales in Electronic Chemicals for the fiscal 2012 first quarter rose 4.3% to $38.4 million from the same period last year. Income from operations in the first quarter of fiscal 2012 was $2.7 million, down from $3.0 million in the same period last year. Compared to the prior three fiscal quarters, however, quarterly operating income for this segment rebounded sharply in the first quarter of fiscal 2012 to the highest level since the consolidation of the Company’s manufacturing sites was initiated a year ago following the most recent acquisition. Higher cost inventory, which was produced in fiscal 2011 in connection with this consolidation and during a period of rising raw material prices, negatively impacted operating income during the final three quarters of fiscal 2011. Global price increases were implemented at the end of fiscal 2011 upon completion of the consolidation, and targeted price increases are being implemented in this second quarter of fiscal 2012 to address specific product areas. Significant progress was made in the first quarter of fiscal 2012 at optimizing the distribution infrastructure for this business, reducing our distribution expense as a percentage of revenue.

Wood Treating Chemicals

Net sales increased 37.3% to $33.2 million from $24.2 million in the same period last year due to higher sales volumes in both our creosote and penta product lines. In the first fiscal quarter of 2012, income from operations rose to $5.2 million from $3.8 million in the year earlier period. As a percentage of sales, income from operations dipped slightly to 15.7% from 15.8% in last year’s fiscal first quarter. Pricing actions were implemented across all product lines in our Wood Treating Chemicals business during the first quarter of fiscal 2012.

Animal Health

Net sales of Animal Health products in the first quarter of fiscal 2012 rose to $1.8 million from $1.2 million in the prior year period due primarily to ear tag sales in our international markets and off-season sales of Rabon products in the United States. The loss from operations for this segment was $592,000 for the first quarter of fiscal 2012, compared to a loss from operations of $397,000 in the comparable 2011 quarter. Revenues for this segment are seasonally weighted to the second half of the fiscal year and it is typical for the segment to incur operating losses during the off-season. During the quarter, however, we incurred a $449,000 increase in spending to support the EPA registrations of one of our products. There should be a similar spend in the last half of fiscal 2012 to complete that data request from the EPA.

Balance Sheet & Cash Flow Overview

John V. Sobchak, CFO of KMG, commented, “At October 31, 2011, total debt declined to $44.0 million from $49.3 million at fiscal 2011 year end. As announced in November, we increased our existing revolving credit facility to $60.0 million from $50.0 million, and extended the maturity date to December 31, 2016. At October 31, 2011, we had repaid the term loan and there was $24.0 million borrowed on the revolving facility. Also included in long-term debt at October 31, 2011 was $20.0 million of fixed-rate notes maturing in December 2014. Working capital rose to $51.8 million from $45.2 million at fiscal 2011 year-end due primarily to the elimination of $8.0 million of current maturities of long-term debt following the repayment of the term loan. At the end of the fiscal 2012 first quarter, shareholders’ equity was $99.5 million.”

Outlook

Mr. Butler commented, “We believe that the strong start to fiscal 2012 bodes well for our performance for the balance of the year. Industry resources project a growth in chip demand during calendar 2012. We believe we will experience organic growth in our Electronic Chemicals business in the second half of fiscal 2012 as compared to the comparable prior year period, driven by new semiconductor fabrication facilities in our North American market. Seasonal softness in all segments is expected to produce a small drop in net income for the second quarter of fiscal 2012 when compared to the first quarter of fiscal 2012. However, results for the second quarter are expected to compare very favorably relative to the comparable prior year period, and we anticipate that results for the second half of the fiscal year will be significantly improved over its prior year period. We also remain focused on finding additional consolidating acquisitions in Electronic Chemicals and Wood Treating Chemicals, as well as attractive opportunities to expand into a new segment platform.”

Conference Call

Date: Friday, December 9, 2011

Time: 10:00 am ET

Dial-in: (877) 423-9820 (Domestic), (201) 493-6749 (International)

Webcast: www.kmgchemicals.com – Conference Calls and Events (live & replay)

About KMG

KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the wood treatment, electronic, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.

The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Devin Sullivan
713-600-3814	212-836-9608
JSobchak@kmgchemicals.com	DSullivan@equityny.com
www.kmgchemicals.com
Thomas Mei
212-836-9614
TMei@equityny.com
www.theequitygroup.com

(See accompanying tables)

KMG CHEMICALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except for per share data)

	September 30,	September 30,
	Three Months Ended October 31,
	2011	2010
NET SALES	$73,307	$62,104

COST OF SALES	54,126	44,736

Gross Profit	19,181	17,368

DISTRIBUTION EXPENSES	6,137	6,208
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	6,536	5,600

Operating income	6,508	5,560

OTHER INCOME (EXPENSE):
Interest income	—	1
Interest expense	(550)	(595)
Other, net	(75)	51

Total other expense, net	(625)	(543)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	5,883	5,017

Provision for income taxes	(2,315)	(1,501)

INCOME FROM CONTINUING OPERATIONS	3,568	3,516

DISCONTINUED OPERATIONS:
Loss from discontinued operations, before income taxes	(43)	—
Income tax benefit	10	—

Loss from discontinued operations	(33)	—

NET INCOME	$3,535	$3,516

EARNINGS PER SHARE:
Basic
Income from continuing operations	$0.31	$0.31

Net income	$0.31	$0.31

Diluted
Income from continuing operations	$0.31	$0.31

Net income	$0.31	$0.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,348	11,299
Diluted	11,511	11,460
SUPPLEMENTAL DATA:
Depreciation and amortization expense	1,765	2,240

KMG Chemicals, Inc.

Balance Sheet Highlights

(In thousands)

	September 30,	September 30,
	October 31, 2011	July 31, 2011
	(unaudited)

Cash and cash equivalents	$5,149	$1,826

Net working capital	51,768	45,224

Total assets	184,217	186,589

Long-term debt	44,000	49,279

Shareholders’ Equity	99,514	96,530